Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

NetSpend Holdings, Inc.:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of NetSpend Holdings, Inc. of our reports dated February 24, 2012, with respect to the consolidated balance sheets of NetSpend Holdings, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 Annual Report on Form 10-K of NetSpend Holdings, Inc.

/s/ KPMG LLP

KPMG LLP
Austin, Texas
May 31, 2012